Exhibit 99.1

CASUAL MALE RETAIL GROUP, INC.

REPORTS FOURTH QUARTER AND FISCAL 2009 RESULTS

CANTON, MA, (March 18, 2010) — Casual Male Retail Group, Inc. (NASDAQ: “CMRG”), the largest retailer of big & tall men’s apparel and accessories, today reported operating results for the fourth quarter and fiscal year ended January 30, 2010 (“fiscal 2009”).

Fourth Quarter Highlights (4QFY09 vs. 4QFY08)

•	Comparable store sales decreased 8.2% and total sales decreased 10.1% to $110.7 million

•	Gross margin improved 760 basis points to 46.4%

•

Net income increased to $3.6 million, or $0.08 per diluted share, from a net loss of $108.0 million, or $(2.61) per diluted share. Excluding non-cash charges, primarily related to impairment charges, the non-GAAP adjusted net loss was $6.0 million, or $(0.14) per diluted share, in the fourth quarter of fiscal 2008

Fiscal 2009 Highlights (FY09 vs. FY08)

•	Comparable store sales decreased 10.8% and total sales decreased 11.0% to $395.2 million

•	Gross margin improved 150 basis points to 44.2%

•

Net income increased to $6.1 million, or $0.14 per diluted share, from a net loss of $109.3 million, or $(2.64) per diluted share. Excluding non-cash charges, the non-GAAP adjusted net loss was $7.3 million, or $(0.18) per diluted share, in fiscal 2008

•	Free cash flow, a non-GAAP measure, increased to $26.2 million from $7.6 million and total debt declined to $11.1 million from $51.2 million

David Levin, President and CEO, stated, “We are pleased with our fourth quarter and fiscal 2009 results. Despite lower sales volumes related to the challenging macro environment, we dramatically improved our profitability and cash flow by aggressively managing inventory and expenses. As a result, we improved our merchandise margin by 890 basis points in the fourth quarter, reduced our bank debt 78% to $11 million and generated $26 million in free cash flow in fiscal 2009. Looking ahead, we believe we are well positioned to continue expanding profitability through leveraging improving sales trends and the development of our new Destination XL store concept.”

Sales

In the fourth quarter, total sales declined 10.1% to $110.7 million and comparable sales declined 8.2%. As expected, comparable sales of our Casual Male XL and Casual Male Outlet stores continue to outperform those of our Rochester Clothing stores.

In fiscal 2009, total sales declined 11.0% to $395.2 million and comparable sales declined 10.8%. Sales across our retail stores, which decreased 10.6% in fiscal 2009, were negatively impacted by lower customer traffic levels. Sales from our B&T Factory Direct business, which caters to our value-oriented customer, increased 16.7% in fiscal 2009. Similar to other luxury retailers, our higher-end Rochester division was significantly impacted by the recession, with a total sales decline of 20.6%.

Sales across our direct marketing catalogs and e-commerce businesses decreased 14.2%. The decrease was partially driven by a planned 35% reduction in catalog circulation to improve productivity. This resulted in a nearly 30% increase in our sales productivity per catalog.

Gross Profit Margin

In the fourth quarter, gross profit margin increased 760 basis points to 46.4%. The increase was the result of an 890 basis point improvement in merchandise margin, which was partially offset by a 130 basis point deleveraging of fixed occupancy costs.

In fiscal 2009, gross profit margin increased 150 basis points to 44.2%. The increase was primarily driven by a 340 basis point improvement in merchandise margins, which was partially offset by a 190 basis point deleveraging in fixed occupancy costs.

During the fourth quarter and fiscal 2009, we aggressively managed inventory levels and reduced promotional activities, which resulted in improved merchandise margins throughout the chain.

SG&A

SG&A expenses decreased 11.2% to $43.1 million in the fourth quarter and 15.2% to $151.0 million in fiscal 2009. As a percentage of sales, SG&A expenses declined 50 basis points to 38.9% in the fourth quarter and 190 basis points to 38.2% in fiscal 2009. Lower marketing costs related to a reduction in promotional events accounted for approximately half of the SG&A savings, while the other half resulted from reductions in corporate overhead, improvements in distribution and field-level productivity and reductions in overall staff levels.

Interest Expense

Net interest expense decreased $0.4 million to $0.2 million in the fourth quarter and $1.9 million to $1.1 million in fiscal 2009. The reduction of interest costs in the fourth quarter and fiscal 2009 was driven by a lower debt balance and lower interest rates.

Cash Flow

Cash flow from operations improved to $30.8 million in fiscal 2009 from $23.2 million in fiscal 2008. Free Cash Flow (as defined below) in fiscal 2009 improved by $18.6 million to $26.2 million from $7.6 million in fiscal 2008.

Balance Sheet & Liquidity

Total debt decreased 78.4%, or $40.1 million, to $11.1 million at the end of fiscal 2009 from $51.2 million at the end of fiscal 2008. At January 30, 2010, the Company had $57.8 million available under its credit line facility.

Inventories decreased 8.8% to $90.0 million at the end of fiscal 2009 from $98.6 million at the end of fiscal 2008. Over a two-year period inventories decreased 23.6% from the end of fiscal 2007.

In the third quarter of fiscal 2009, the Company raised net proceeds of approximately $12.5 million from the sale of 4.95 million shares of common stock through a registered direct offering. The proceeds from the sale were used for working capital needs and to reduce outstanding debt.

Destination XL

During fiscal 2009, we tested five hybrid stores. These hybrids stores are a combination of a Casual Male XL and Rochester Clothing store. The test of this new format was very successful, producing higher 4-wall profits than the combined profits of the individual stores. By offering a more extensive selection of products in one location, the hybrid stores appeal to a larger base of customers and provide a significantly enhanced shopping experience.

Building on the success of the hybrid stores, the Company is developing a new store concept called Destination XL. By combining a unique assortment from all of the Company’s core brands and product offerings, Destination XL will cater to the increasing needs of the big & tall customer. This will be the first big & tall men’s superstore of its kind. Initially, these stores are planned to average approximately 11,000 square feet and will combine items from the moderately priced Casual Male XL, high-end fashion Rochester Clothing, value-oriented BT Factor Direct, and Shoes XL and Living XL businesses. The stores will be organized by lifestyle under a good, better, best pricing approach.

The Company is initially planning to open five Destination XL prototype stores during fiscal 2010. The economic proposition of the Destination XL concept is greater per store productivity and profitability. Additionally, these stores carry the potential to gain greater market penetration as a result of attracting a broader customer base.

Fiscal 2010 Outlook

For the fiscal year ending January 30, 2011, the Company is initially projecting the following:

•	Comparable store sales +1% to -1% and total sales of $385 - $395 million

•	Gross profit margin of 44.6% to 45.2%

•	SG&A expenses to decline by approximately 2.0%

•	Diluted earnings per share of $0.23-$0.26

•	Free cash flow of approximately $20 million, which is based on operating cash flow of approximately $30 million and capital expenditures of approximately $10 million

Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), our above discussion refers to a non-GAAP net loss of $6.0 million, or $(0.14) per diluted share, for the fourth quarter of fiscal 2008 and a non-GAAP net loss of $7.3 million, or $(0.18) per diluted share, for fiscal 2008. These results exclude the $71.4 million in non-cash impairment charges related to the write-down of goodwill, intangibles and long-lived assets, a non-cash charge of $28.6 million for the establishment of a full valuation allowance against our deferred tax assets and $2.0 in non-recurring charges for accelerated stock compensation expense and severance. In addition, the above discussion refers to improvement in operating margin of 284 basis points, which excludes the impairment charges of $71.4 million and $2.0 million for accelerated stock compensation and severance. The Company believes that the inclusion of non-GAAP net loss for both the fourth quarter and fiscal year 2008, as well as the improvement in operating margin of 284 basis points (excluding the impact of the non-charges in fiscal 2008), is a meaningful measure of the Company’s operating performance, especially when comparing such results to our fiscal 2009 results. However, these non-GAAP financial measures included in this press release are not meant to be considered superior to or as a substitute for results of operations prepared in accordance with GAAP. The following table shows the reconciliation of the net loss for the fourth quarter and fiscal year 2008, on a GAAP basis, to the non-GAAP measures referred to above.

	Fourth quarter ended January 31, 2009		Fiscal year ended January 31, 2009
(in millions, except for earnings per share(EPS) amounts)		Diluted EPS (1)		Diluted EPS (1)

Net loss, as reported on a GAAP basis	$(108.0)	$(2.61)	$(109.3)	$(2.64)

Provision for impairment of assets, including goodwill	71.4	1.72	71.4	1.72
Non-recurring charges for acceleration of stock compensation expense and severance	2.0	0.05	2.0	0.05
Provision to establish valuation allowance for taxes(1)	28.6	0.70	28.6	0.69

Adjusted net loss, non-GAAP basis	$(6.0)	$(0.14)	$(7.3)	$(0.18)
Weighted average shares outstanding –diluted (1)		41.4		41.4

(1)	Due to the operating losses of the Company and establishment of a valuation allowance against the Company’s deferred tax assets, no provision or benefit was recognized by the Company in fiscal 2008 with respect to any of these items.

The following table shows the reconciliation of operating income (loss) on a GAAP basis to the non-GAAP measure referred to above.

	Fiscal year ended January 30, 2010		Fiscal year ended January 31, 2009
(in million,)		% of sales		% of sales

Operating income (loss) on a GAAP basis	$8.0	2.03%	$(77.0)	(17.34)%

Provision for impairment of assets, including goodwill	—	—	71.4	(16.08)%
Non-recurring charges for acceleration of stock compensation expense and severance	—	—	2.0	(0.45)%

Adjusted operating income (loss), non-GAAP basis	$8.0	2.03%	$(3.6)	(0.81)%

The above discussion also refers to non-GAAP free cash flow of $26.2 million for fiscal 2009, $7.6 million for fiscal 2008 and estimated non-GAAP free cash flow of $20.0 million for fiscal 2010. The presentation of non-GAAP free cash flow is not a measure determined by GAAP and should not be considered superior to or as a substitute for net income (loss) or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, “free cash flows” presented in this release may not be comparable to similar measures used by other companies. The Company calculates free cash flows as cash flow from operating activities less capital expenditures and less discretionary store asset acquisitions, which included the acquisition of Dahle Big & Tall stores of $3.0 million in fiscal 2008. During the second quarter of fiscal 2009, we changed our method of calculating free cash flow to include, as a deduction, the use of cash for the acquisition of Dahle Big & Tall stores in the second quarter of fiscal 2008. Accordingly, free cash flow for fiscal 2008, which was previously defined as cash flow from operating activities less capital expenditures, has been restated to include the cash used for the acquisition of Dahle Big & Tall stores of $3.0 million.

(in millions)	Fiscal 2009	Fiscal 2008	Projected Cash Flow Fiscal 2010

Cash flow from operating activities	$30.8	$23.2	$30.0
Less: Capital expenditures	(4.6)	(12.6)	10.0
Less: Acquisition of Dahle Big & Tall Stores	—	(3.0)	—

Free Cash Flow	$26.2	$7.6	$20.0

Investors are invited to listen to a broadcast of the Company’s conference call to discuss its fiscal 2009 earnings results. The conference call will broadcast live today, Thursday, March 18, 2010 at 9:00 a.m. Eastern Time and can be accessed at www.casualmalexl.com and then clicking on the investor relations icon. The call will be archived online within one hour after its completion. Participating in the call will be David Levin, President and Chief Executive Officer, and Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with operations throughout the United States, Canada and Europe, operates 460 Casual Male XL retail and outlet stores, 19 Rochester Clothing stores, and direct to consumer businesses which include several catalogs and e-commerce sites. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol “CMRG.”

Certain information contained in this press release, including the Company’s expectations regarding fiscal 2010, constitutes forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 23, 2009, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

For additional information, contact:

Jeff Unger

Vice President of Investor Relations

Casual Male Retail Group, Inc.

561-482-9715

jeffunger@usa.net

John Rouleau

ICR

203-682-8342

John.Rouleau@icrinc.com

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CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the year ended
	January 30, 2010	January 31, 2009	January 30, 2010	January 31, 2009

Sales	$110,666	$123,058	$395,168	$444,184
Cost of goods sold including occupancy	59,355	75,356	220,611	254,592

Gross profit	51,311	47,702	174,557	189,592

Expenses:
Selling, general and administrative	43,094	48,525	151,045	178,072
Provision for impairment of assets, including goodwill	—	71,407	—	71,407
Depreciation and amortization	3,839	4,681	15,501	17,100

Total expenses	46,933	124,613	166,546	266,579

Operating income (loss)	4,378	(76,911)	8,011	(76,987)

Other income (expense), net	355	136	635	532
Interest expense, net	(185)	(609)	(1,066)	(2,961)

Income (loss) from continuing operations before income taxes	4,548	(77,384)	7,580	(79,416)

Provision for income taxes	990	29,759	1,470	28,946

Income (loss) from continuing operations	3,558	(107,143)	6,110	(108,362)

Loss from discontinued operations, net of taxes	$—	$(895)	$—	$(895)

Net income (loss)	$3,558	$(108,038)	$6,110	$(109,257)

Net income per share - basic
Income from continuing operations	$0.08	$(2.59)	$0.14	$(2.62)
Loss from discontinued operations	$—	$(0.02)	$—	$(0.02)

Net income	$0.08	$(2.61)	$0.14	$(2.64)

Net income per share - diluted
Income from continuing operations	$0.08	$(2.59)	$0.14	$(2.62)
Loss from discontinued operations	$—	$(0.02)	$—	$(0.02)

Net income	$0.08	$(2.61)	$0.14	$(2.64)

Weighted-average number of common shares outstanding:
Basic	46,547	41,438	43,552	41,412
Diluted	47,057	41,438	43,982	41,412

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

January 30, 2010 and January 31, 2009

(In thousands)

	January 30, 2010	January 31, 2009
ASSETS

Cash and investments	$4,302	$4,953
Inventories	89,977	98,633
Other current assets	10,874	11,123
Property and equipment, net	41,888	52,208
Intangibles	32,809	33,360
Other assets	1,189	954

Total assets	$181,039	$201,231

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$52,550	$53,320
Deferred taxes	769	—
Deferred gain on sale-leaseback	23,446	24,912
Notes payable	3,475	38,718
Long-term debt, including current portion	7,576	12,450
Stockholders’ equity	93,223	71,831

Total liabilities and stockholders’ equity	$181,039	$201,231